Franklin Credit Management Corporation 10-12G

Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

Caption in compliance with D.N.J. LBR 9004-2(c)

McCARTER & ENGLISH, LLP

Lisa S. Bonsall

Scott H. Bernstein

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Telephone: (973) 622-4444

Facsimile: (973) 624-7070

Counsel for Debtor and Debtor-in-Possession

-and-

APPEL & LUCAS, P.C.

Peter J. Lucas (to be admitted Pro Hac Vice)

1660 17th Street, Suite 200

Denver, Colorado 80202

Telephone: (303) 297-9800

Facsimile: (877) 495-9161

Counsel to Franklin Credit Management Corporation

In re: FRANKLIN CREDIT HOLDING CORPORATION, Debtor.	Chapter 11 Case No. 12-24411 (DHS)

FIRST AMENDED PREPACKAGED PLAN OF REORGANIZATION

OF FRANKLIN CREDIT HOLDING CORPORATION

Dated: July 3, 2012

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 TABLE OF EXHIBITS

Exhibit 1	-	Liquidation Manager Agreement
Exhibit 2	-	List of Assumed Executory Contracts and Unexpired Leases
Exhibit 3	-	List of Retained Causes of Action
Exhibit 4	-	Promissory Note
Exhibit 5	-	Guaranty

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ARTICLE I
INTRODUCTION

Franklin Credit Holding Corporation (the “Debtor”), a Delaware corporation and the debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as defined herein) as of the Petition Date (as defined herein), and Franklin Credit Management Corporation (“FCMC”) hereby propose the following as the First Amended Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation (either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules (as defined herein), or a Final Order (as defined herein), this “Plan”), pursuant to section 1121(a) of the Bankruptcy Code. Any agreement and/or documents that are referenced in this Plan, but not attached as exhibits hereof, are available upon reasonable written request to counsel for the Debtor indicated on the cover page of this Plan. Reference is made to the Disclosure Statement (as defined herein) for a discussion of the Debtor’s history, business, assets, liabilities, and operations; a summary of and analysis of this Plan; and certain related matters.

ARTICLE II
RULES OF INTERPRETATION,
COMPUTATION OF TIME AND DEFINED TERMS

2.1 Rules of Interpretation

For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine or neutral gender; (b) any reference in this Plan to a contract, an instrument, a release, an indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or an exhibit Filed (as defined herein), or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) the words “hereof,” “herein,” “hereto,” and “hereunder” refer to this Plan in its entirety rather than to a particular portion of this Plan; (e) captions and headings to Articles and sections of this Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (f) in the event of any inconsistency between the terms of this Plan and the terms of the Disclosure Statement, the terms of this Plan shall control; and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

2.2 Computation of Time

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.3 Defined Terms

Terms used herein with an initial capital not required by standard capitalization rules are defined terms, and each such term shall have the meaning ascribed to it below. Any capitalized term used in this Plan that is not defined herein but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(a)                “Administrative Claim” means all Claims, including but not limited to all Claims of governmental units, for the costs and expenses of administering the Chapter 11 Case under sections 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including without limitation (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor; (ii) compensation for professional services and reimbursements of expenses under sections 328, 329, 330 or 331 of the Bankruptcy Code and other Professional Fees; and (iii) any fees or charges assessed against the Debtor under 28 U.S.C. §§ 1911 - 1930.

(b)               “Administrative Claims Bar Date” means the date that is forty-five (45) calendar days after the Effective Date.

(c)                “Administrative Claims Objection Deadline” means, unless extended by a Final Order, the last date for filing an objection with respect to any Administrative Claim (other than a Claim for Professional Fees) shall be the date that is seventy (70) calendar days after the Effective Date.

(d)               “Allowed” means with reference to any Claim, except as otherwise provided herein: (i) a Claim that has been scheduled by the Debtor in its Schedules in an amount other than zero, as other than disputed, contingent or unliquidated, and as to which the Debtor or another party in interest has not Filed an objection on or before the thirtieth (30th) day after the Petition Date; (ii) a Claim that is not a Disputed Claim or has been allowed pursuant to a Final Order; (iii) an Allowed Claim that is allowed: (a) in any stipulation with the Debtor as to the amount and nature of such Claim that is executed prior to the Effective Date and approved by the Bankruptcy Court, (b) in any stipulation with the Liquidation Manager as to the amount and nature of the Claim that is executed on or after the Effective Date and, to the extent necessary, approved by the Bankruptcy Court, or (c) in any contract, instrument, indenture or other agreement entered into or assumed pursuant to this Plan; (iv) a Claim relating to a rejected executory contract or an unexpired lease that either (a) is not a Disputed Claim or (b) has been allowed pursuant to a Final Order, in either case only if a Proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or (v) a Claim that is allowed pursuant to the terms of this Plan.

(e)                “Allowed Interest” means an Interest or any portion thereof that is recorded as issued and outstanding on the transfer books and records maintained by the record holders of the Interests as of the close of business on the Distribution Record Date.

(f)                 “Assets” means all of the right, title and interest of the Debtor in, to and under any and all assets and property, whether tangible, intangible, real or personal, that constitutes property of the Estate within the meaning of section 541 of the Bankruptcy Code.

(g)                “Axon” means Thomas J. Axon, Chairman and President of the Debtor and FCMC.

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(h)                “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote on this Plan shall indicate their acceptance or rejection of this Plan.

(i)                  “Bankruptcy Code” means Title 11 of the United States Code, and applicable portions of Titles 18 and 28 of the United States Code, as such have been, or may be, amended from time to time, to the extent that such amendments are applicable to the Chapter 11 Case.

(j)                 “Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey.

(k)               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedures, as amended and promulgated under 28 U.S.C. § 2075, and the Local Rules of the Bankruptcy Court, as the same shall be applicable to the Chapter 11 Case.

(l)                  “Bar Date” means the last day for timely filing proofs of Claims relating to any Claim, as established by this Plan or an order of the Bankruptcy Court, including the Bar Date Notice and the Confirmation Order.

(m)              “Bar Date Notice” means the notice of the Bankruptcy Court setting procedures and a deadline for filing Proofs of Claim in the Chapter 11 Case.

(n)                “Beneficial Holder” means the Person or Entity holding a beneficial Interest in an Interest.

(o)               “Beneficiaries Representative” means, as set forth in the Indemnification Agreement, the representative of the beneficiaries of and under the Indemnification Agreement, as duly selected thereunder, currently Axon.

(p)               “Business Day” means any day other than a Saturday, a Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

(q)               “Cash” means lawful currency of the United States of America and equivalents thereof.

(r)                 “Causes of Action” means all of the Debtor’s actions, causes of actions, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, disputed or undisputed, secured or unsecured, asserted or assertable directly or indirectly or derivatively, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, through and including the Effective Date.

(s)                “Chapter 11” means Chapter 11 of the Bankruptcy Code.

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(t)                 “Chapter 11 Case” means the case under Chapter 11 commenced by the Debtor in the Bankruptcy Court by the filing of its Voluntary Petition for Relief Under Chapter 11.

(u)                “Claim” shall have the meaning assigned to that term in section 101(5) of the Bankruptcy Code.

(v)                “Claim Holder” means the holder of a Claim.

(w)              “Claims Objection Deadline” means, unless extended by a Final Order, the last day for Filing an objection with respect to any Claim, other than an Administrative Claim or a Rejection Claim, is the ninetieth (90th) calendar day after the Effective Date.

(x)                “Class” means a category, designated herein, of Claims, Interests or Options that are substantially similar to other Claims, Interests or Options in such category as specified in Article III of this Plan.

(y)                “Confirmation” means the confirmation of this Plan by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code.

(z)                “Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

(aa)            “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider Confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

(bb)           “Confirmation Order” means an order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

(cc)            “Creditor” means the Holder of an Allowed Claim against the Debtor or the Estate.

(dd)           “Debtor” has the meaning given to it in Article I.

(ee)            “Debtor’s Advisors” means McCarter & English, LLP, in its capacity as bankruptcy counsel to the Debtor, and SNR Denton, in its capacity as special securities and corporate counsel to the Debtor.

(ff)               “Disallowed Claim” means a Disputed Claim (i) that has been disallowed by a Final Order or (ii) (a) for which no Proof of Claim was Filed on or before the applicable Bar Date and that the Debtor (1) listed such Disputed Claim in its Schedules as disputed, contingent, or unliquidated or (2) did not list such Disputed Claim in its Schedules or (b) that is an Administrative Claim for which no application or request for payment of such Administrative Claim was Filed on or before the Administrative Claims Bar Date.

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(gg)            “Disclosure Statement” means the written disclosure statement (including all exhibits and schedules thereto) that relates to this Plan, as the same may be amended, supplemented, revised or modified from time to time, as approved by the Bankruptcy Court pursuant to a Final Order, including without limitation all exhibits, appendices and schedules annexed thereto.

(hh)            “Disputed” means with respect to any Claim, any Claim: (i) that is listed on the Schedules as unliquidated, disputed or contingent; (ii) as to which the Debtor or any other party in interest has interposed a timely objection or a request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined pursuant to a Final Order; (iii) during the period prior to the deadline fixed by this Plan or the Bankruptcy Court for objecting to such Claim, that exceeds the amount listed in the Schedules other than as unliquidated, disputed or contingent, unless such Claim is Allowed pursuant to a Final Order or is Allowed in accordance with clause (iii) of the definition of Allowed, or (iv) that is neither Allowed or Disallowed.

(ii)                “Distribution Record Date” means the record date for purpose of determining which Holders of Allowed Interests are entitled to receive Distributions under this Plan on account of such Allowed Interests, which date shall be the second Business Day following the date on which the Confirmation Order becomes a Final Order.

(jj)               “Distribution” means the distributions to be made in accordance with this Plan of, as the case may be: (a) Cash, or (b) any other consideration retained or distributed to Holders of Allowed Claims or Allowed Interests, as applicable, under the terms and provisions of this Plan.

(kk)           “Effective Date” means the later of (a) the first Business Day following the eighth (8th) Business Day after the Distribution Record Date, or as soon thereafter as reasonably practicable; and (b) the first Business Day on which all conditions specified in section 8.2 hereof have been satisfied or, if capable of being waived, have been waived in accordance with section 8.3 hereof.

(ll)                “Estate” means the estate of the Debtor as created under section 541 of the Bankruptcy Code upon the filing of the Debtor’s Chapter 11 petition, including any post-petition additions.

(mm)        “Face Amount” means with respect to an Allowed Claim, (i) the amount set forth on the Proof of Claim, unless the Proof of Claim is Filed in an unliquidated amount, (ii) if a Proof of Claim has been Filed in an unliquidated amount, an amount determined in accordance with Article VII hereof, (iii) if no Proof of Claim has been Filed, the amount of the Claim listed in the Schedules, or (iv) the amount determined by a Final Order of the Bankruptcy Court.

(nn)            “FCMC” has the meaning given to it in Article I.

(oo)           “FCMC Sale Payment” means the payment by FCMC, pursuant to the Share Exchange Agreement, which payment consists of total consideration of (i) Cash in the amount of $250,000, plus (ii) the Promissory Note.

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(pp)           “FCMC Stock” means the Debtor’s eighty percent (80%) ownership interest in FCMC.

(qq)           “File” or “Filed” means file or filed with the Clerk of the Bankruptcy Court in the Chapter 11 Case.

(rr)              “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

(ss)             “Final Order” means an order of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, that (i) has not been reversed, vacated, modified, amended or reconsidered and (ii) as to which (A) the time to File an appeal or motion to vacate, modify, amend or reconsider has expired and no appeal or motion to vacate, modify, amend or reconsider has been timely Filed, (B) any appeal that has been Filed has been resolved by the highest court to which the order appealed may be taken, or (C) an appeal or motion to vacate, modify, amend or reconsider has been timely Filed, but has not yet been resolved and no stay pending such appeal or such motion to vacate, modify, amend or reconsider has issued.

(tt)               “Guaranty” means the guaranty of Axon of FCMC’s payment obligations under the Promissory Note. The Guaranty shall be in substantially the form annexed hereto as Exhibit 5.

(uu)            “General Unsecured Claim” means any Claim against the Debtor that is not an Administrative Claim, a Priority Claim, a Secured Claim, or a Professional Fee Claim.

(vv)            “Holder” means a Person or an Entity holding an Interest or a Claim.

(ww)        “Impaired” means a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

(xx)            “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

(yy)            “Indemnification Agreement” means that certain Indemnification Trust Agreement dated as of May 1, 2009 between the Debtor as Grantor, Wilmington Trust Company as Trustee, and the Beneficiaries Representative, currently Axon.

(zz)             “Indemnification Trust” means that certain trust created pursuant to the Indemnification Agreement.

(aaa)         “Interest Holder” means the holder of an Interest.

(bbb)       “Interests” means the outstanding and issued shares of the Debtor’s common stock.

(ccc)         “Legacy Credit Agreement” means that certain Legacy Credit Agreement by and among certain of Debtor’s subsidiaries (but not FCMC) and The Huntington National Bank, as administrative agent and as a lender, together with co-lenders Huntington Finance LLC, M&I Marshall & Ilsley Bank, and BOS USA Inc., dated as of March 31, 2009, as amended.

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(ddd)         “Legacy Debt” means the approximately $820.6 million of obligations of certain subsidiaries of the Debtor (but not FCMC) pursuant to the Legacy Credit Agreement.

(eee)          “Legacy Lenders” means the lenders under the Legacy Credit Agreement.

(fff)             “Licensing Credit Agreement” means that certain Licensing Credit Agreement by and among the Debtor and FCMC and The Huntington National Bank as administrative agent and as a lender, together with co-lender Huntington Finance LLC, dated as of March 31, 2009, as amended.

(ggg)         “Licensing Debt” means the up to $7.5 million of obligations arising from the Licensing Credit Agreement.

(hhh)         “Lien” means a mortgage, a pledge, a judgment lien, an attachment, a security interest, or other encumbrance on any Assets, whether voluntary or involuntary, which is valid, perfected, and enforceable under applicable non-bankruptcy law as of the Confirmation Date.

(iii)               “Liquidation Costs” means the post-Effective Date costs of liquidation and administration of the Debtor and the Estate, including but not limited to the costs and fees of the Liquidation Manager and his professionals.

(jjj)              “Liquidation Manager” means the Person appointed pursuant to this Plan on the Confirmation Date who shall be responsible for implementation of this Plan.

(kkk)         “Liquidation Manager Agreement” means that certain Liquidation Manager Agreement between the Debtor and the Liquidation Manager specifying the duties and responsibilities to be performed by the Liquidation Manager under this Plan, in substantially in the form attached hereto as Exhibit 1.

(lll)             “Options” means any option, warrant, or right, contractual or otherwise to acquire any share of common stock of the Debtor.

(mmm)   “Petition Date” means the date on which the Debtor filed its Voluntary Petition for Relief commencing the Chapter 11 Case.

(nnn)       “Plan” has the meaning given to it in Article I.

(ooo)       “Plan Proponents” mean the Debtor and FCMC.

(ppp)       “Pledged Assets” means the Debtor’s equity interests in its direct and indirect subsidiaries, other than FCMC, pursuant to that certain Amended and Restated Pledge Agreement dated as of March 31, 2009 between the Debtor and The Huntington National Bank as Administrative Agent, securing the Licensing Debt and the Legacy Debt.

(qqq)       “Post-Effective Date Reserves” means the reserves for the payment of Liquidation Costs that are established and maintained by the Liquidation Manager as he deems appropriate.

(rrr)            “Priority Claims” means all Priority Non-Tax Claims and all Priority Tax Claims.

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(sss)          “Priority Non-Tax Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

(ttt)             “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

(uuu)         “Professional Fees” means the compensation and reimbursement of expenses allowed to (a) Professionals pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code or (b) any Person or Entity making a claim for compensation and reimbursement of expenses under section 503(b) of the Bankruptcy Code.

(vvv)         “Professional Fees Bar Date” means the date that is ten (10) calendar days after the Effective Date.

(www)     “Professional Fees Objection Deadline” means, unless extended by a Final Order, the last date for filing an objection with respect to any Claim for Professional Fees, which shall be the earlier of (a) the date that is twenty (20) calendar days after the Effective Date; and (b) the date that is twenty (20) calendar days after the date on which the Professional Files and serves an application for the final allowance of Professional Fees.

(xxx)           “Professionals” means an Entity or a Person employed pursuant to a Final Order in accordance with section 327 of the Bankruptcy Code and to be compensated for services rendered and reimbursed for expenses incurred prior to the Effective Date, pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code.

(yyy)         “Promissory Note” means the promissory note in the amount of $1,109,000 payable over a period of five years with interest at the rate of three and one quarters percent (3.25%) per annum that comprises the non-Cash portion of the FCMC Sale Payment. The Promissory Note shall be in substantially the form annexed hereto as Exhibit 4.

(zzz)          “Proof of Claim” means any written statement filed under oath in the Chapter 11 Case by the Holder of a Claim, other than an Administrative Claim, which statement (1) conforms substantially to Official Form 10, (2) states the amount owed and sufficiently identifies the basis of such Holder’s Claim, and (3) attaches or sufficiently identifies all documentation evidencing or otherwise supporting the Claim.

(aaaa)     “Pro Rata” means proportionately so that the ratio of the amount of a particular Allowed Claim or Allowed Interest to the total amount of the Allowed Claims or Allowed Interests of the Class in which the particular Claim or Interest is included is the same as the ratio of the amount of consideration distributed on account of such particular Allowed Claim or Interest to the consideration distributed on account of all Allowed Claims or Allowed Interests of the Class in which the particular Claim or Interest is included. For the purposes of interim distributions as may be allowed by the Bankruptcy Court, disputed Claims or Interests shall be included in the total amount of Claims or Interests within the Class for the purpose of calculating the amount of the interim distribution which can be made to Allowed Claims or Allowed Interests within such Class.

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(bbbb)    “Releasees” means all officers, directors, employees, attorneys, financial advisors, investment bankers, agents and representatives of the Plan Proponents who served in such capacity at any time from the Petition Date through the Confirmation Date.

(cccc)     “Rejection Claim” means any claim for damages arising as a proximate result of the rejection of an executory contract or an unexpired lease under section 365 of the Bankruptcy Code.

(dddd)    “Rejection Claims Bar Date” means the date prescribed in section 6.2 of this Plan as the last day for Filing Proofs of Claim with respect to Rejection Claims, if any.

(eeee)     “Schedules” means the schedules, if any, of assets and liabilities, schedules of executory contracts, and the statements of financial affairs of the Debtor Filed pursuant to Bankruptcy Rule 1007(b), as they may be amended by the Debtor from time to time through the Confirmation Date in accordance with Bankruptcy Rule 1009.

(ffff)           “Secured Claim” means a Claim that is secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject the setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

(gggg)     “Secured Claim of Huntington Finance LLC” means the Claim of Huntington Finance LLC under the Licensing Credit Agreement, which Claim is Allowed by this Plan.

(hhhh)     “Secured Claim of The Huntington National Bank” means the Claim of The Huntington National Bank under the Licensing Credit Agreement, which Claim is Allowed by this Plan.

(iiii)             “Secured Claims of the Legacy Lenders” means the Claims of the Legacy Lenders under the Legacy Credit Agreement, which Claims are limited to their rights to the Pledged Assets and are Allowed by this Plan.

(jjjj)           “Unclassified Claim” means a Claim that is not classified under this Plan, viz., Administrative Claims and Priority Tax Claims.

(kkkk)     “Unimpaired” means a Claim that is not Impaired.

2.4 Exhibits

All exhibits to this Plan are incorporated by reference and made a part of this Plan as if set forth in full herein.

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ARTICLE III
CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS, INTERESTS AND OPTIONS

3.1 Classification

The categories of Claims and Interests below classify Claims, Interests and Options for all purposes, including voting, confirmation and distribution pursuant to this Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim, an Interest or an Option shall be deemed classified in a particular Class only to the extent that the Claim, Interest or Option qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim, Interest or Option qualifies within the description of such different Class. A Claim, Interest or Option is in a particular Class only to the extent that such Claim, Interest or Option is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims, Interests and Options

Class	Claim, Interest or Option	Status	Voting Right
1	Allowed Priority Non-Tax Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
2	Allowed Secured Claims of the Legacy Lenders	Unimpaired	Deemed to Accept; Not Entitled to Vote
3(a)	Allowed Secured Claim of The Huntington National Bank	Impaired	Entitled to Vote
3(b)	Allowed Secured Claim of Huntington Finance LLC	Impaired	Entitled to Vote
4	Allowed General Unsecured Claims	Impaired	Entitled to Vote
5	Allowed Interests	Impaired	Deemed to Reject; Not Entitled to Vote
6	Allowed Options	Impaired	Deemed to Reject; Not Entitled to Vote

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 Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code), Interests and Options are classified as follows:

Class 1 – Priority Non-Tax Claims

Class 2 – Secured Claims of the Legacy Lenders

Class 3(a) – Secured Claim of The Huntington National Bank

Class 3(b) – Secured Claim of Huntington Finance LLC

Class 4 – General Unsecured Claims

Class 5 – Interests

Class 6 – Options

3.2 Classification and Treatment of Claims and Interests

1.                  Class 1 – Priority Non-Tax Claims (Unimpaired)

(a)                Classification: Class 1 consists of Allowed Priority Non-Tax Claims.

(b)               Treatment: The legal, equitable and contractual rights of Holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. In full and complete satisfaction, settlement and release of, and exchange for, each Allowed Priority Non-Tax Claim, each Holder of an Allowed Priority Non-Tax Claim shall receive one of the following treatments, at the sole election of the Liquidation Manager:

i.                     to the extent then due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim shall be paid in full, in Cash, by the Liquidation Manager;

ii.                   to the extent not due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim shall be paid in full, in Cash, by the Liquidation Manager when and as such Allowed Priority Non-Tax Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof;

iii.                  such an Allowed Priority Non-Tax Claim shall be otherwise treated in any manner such that Class 1 shall not be Impaired; or

such other less favorable treatment as is agreed upon by the Liquidation Manager and the Holder of such an Allowed Priority Non-Tax Claim.

(c)                Voting: Class 1 is Unimpaired. The Holders of Allowed Priority Non-Tax Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject this Plan.

2.                  Class 2 – Secured Claims of the Legacy Lenders (Unimpaired)

(a)                Classification: Class 2 consists of the Allowed Secured Claims of the Legacy Lenders.

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(b)               Treatment: The legal, equitable and contractual rights of the Holders of the Allowed Secured Claims of the Legacy Lenders are unaltered by this Plan. The Allowed Secured Claims of the Legacy Lenders are unimpaired within the meaning of Section 1124 of the Bankruptcy Code.

(c)                Voting: Class 2 is Unimpaired. The Holders of the Allowed Secured Claims of the Legacy Lenders are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject this Plan.

3.                  Class 3(a) – Secured Claim of The Huntington National Bank (Impaired)

(a)                Classification: Class 3(a) consists of the Allowed Secured Claim of The Huntington National Bank.

(b) Treatment: The Holder of the Allowed Secured Claim of The Huntington National Bank shall release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of The Huntington National Bank. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement shall be deemed released and waived. The Holder of the Allowed Secured Claim of The Huntington National Bank shall receive no Distributions from the Estate or the Debtor on account of its Class 3(a) Secured Claim.

(c) Voting: Class 3(a) is Impaired. The Holder of the Allowed Secured Claim of the Huntington National Bank is entitled to vote to accept or reject this Plan.

4.                  Class 3(b) – Secured Claim of Huntington Finance LLC (Impaired)

(a)                Classification: Class 3(b) consists of the Allowed Secured Claim of Huntington Finance LLC.

(b)               Treatment: The Holder of the Allowed Secured Claim of Huntington Finance LLC shall release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of Huntington Finance LLC. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement shall be deemed released and waived. The Holder of the Allowed Secured Claim of Huntington Finance LLC shall receive no Distributions from the Estate or the Debtor on account of its Class 3(b) Secured Claim.

(c)                Voting: Class 3(b) is Impaired. The Holder of the Allowed Secured Claim of Huntington Finance LLC is entitled to vote to accept or reject this Plan.

5.                  Class 4 – General Unsecured Claims (Impaired)

(a)                Classification: Class 4 consists of the Allowed General Unsecured Claims.

(b)               Treatment: In full and complete satisfaction, settlement and release of, and exchange for, the Allowed General Unsecured Claims, each Holder of an Allowed General Unsecured Claim shall receive, to the extent available, (a) his/her/its pro rata share of the proceeds of the liquidation of the remaining Assets of the Estate after the payment of the Creditors holding Allowed Claims with a higher priority of payment under this Plan and Liquidation Costs, or (b) such other, less favorable treatment as may be agreed upon by the Holder of such an Allowed General Unsecured Claim and the Debtor or the Liquidation Manager, as applicable.

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(c)                Voting: Class 4 is Impaired. The Holders of the Allowed General Unsecured Claims are entitled to vote to accept or reject this Plan.

6.                  Class 5 – Interests (Impaired)

(a)                Classification: Class 5 consists of Allowed Interests.

(b)               Treatment: In full and complete satisfaction, settlement and release of, and exchange for, the Allowed Interests, on the Effective Date or as soon thereafter as reasonably practicable, each Person or Entity that held an Allowed Interest on the Distribution Record Date shall receive his/her/its pro rata share of the Debtor’s interest in FCMC. Holders of Allowed Interests shall not receive any additional Distribution and such Allowed Interests shall be deemed extinguished, cancelled and of no further force or effect upon the Distribution of the Debtor’s interest in FCMC to the Holders of Allowed Interests.

(c)                Voting: Class 5 is Impaired. The Holders of the Allowed Interests are conclusively presumed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

7.                  Class 6 – Options (Impaired)

(a)                Classification: Class 6 consists of Options.

(b)               Treatment: The Holders of Options shall not receive any Distributions on account of such Options. On the Effective Date, all Options shall be deemed extinguished, cancelled and of no further force or effect.

(c)                Voting: Class 6 is Impaired. Each Holder of an Option is deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote to accept or reject this Plan.

3.3 Full Satisfaction, Settlement and Release

The Distributions and other treatments afforded to Holders of Allowed Claims, Allowed Interests, and Options under this Article III and Article IV hereof shall be in full and complete satisfaction, settlement and release of, and in exchange for, such Allowed Claims, Allowed Interests, and Options; provided, however, that nothing herein shall constitute a release by the Holders of Allowed Claims, Allowed Interests and Options of any Claims that they may have against Persons and Entities as co-obligors on the Debtor’s debts.

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3.4 Miscellaneous

Notwithstanding any other provision of this Plan, the Face Amount of any Allowed Claim shall be reduced by the amount, if any, that was paid by the Debtor to the Holder of such Claim prior to the Effective Date, including pursuant to a Final Order entered by the Bankruptcy Court. Nothing in this Plan shall preclude the Liquidation Manager from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Effective Date.

Except as otherwise provided in this Plan, the Confirmation Order, any other Final Order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing shall affect the Debtor’s or the Liquidation Manager’s Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to all rights with respect to legal and equitable defenses to, and setoffs and recoupments against Unimpaired Claims and all Causes of Action for the affirmative relief against the Holders thereof.

3.5 Elimination of Classes

Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by an Allowed Claim, or a Claim temporarily Allowed under Bankruptcy Rule 3018, shall be deemed deleted from this Plan for the purposes of (i) voting on the acceptance or rejection of this Plan and (ii) determining acceptance or rejection of this Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

3.6 Confirmation by Cramdown

If any Impaired Class of Claims that is entitled to vote shall not accept this Plan, the Debtor shall seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or seek to amend or modify this Plan in accordance with section 12.6 hereof. With respect to the Impaired Classes of Allowed Interests and Options that are deemed to reject this Plan, the Debtor shall request that the Bankruptcy Court confirm this Plan pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE IV
TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS

4.1 Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Claim agrees to less favorable treatment, each Administrative Claim that is Allowed shall be paid by the Debtor or the Liquidation Manager, in full, in Cash, in such amount as such Administrative Claim is Allowed by the Bankruptcy Court (a) upon the later of the Effective Date or, if such Claim is Allowed after the Effective Date, as soon as reasonably practicable after the date upon which such Claim becomes an Allowed Administrative Claim, (b) upon such terms of any agreement governing or documents evidencing such Administrative Claim, or (c) as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtor or the Liquidation Manager.

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Persons and Entities that have provided goods outside of the ordinary course of the Debtor’s business or non-professional services to the Debtor during the Chapter 11 Case must File a request for payment of Administrative Claims and serve such a request on the Liquidation Manager by the Administrative Claims Bar Date. Persons and Entities that have provided goods or non-professional services to the Debtor during the Chapter 11 Case in the ordinary course of the Debtor’s business shall have their Administrative Claims paid or otherwise satisfied in accordance with the terms and conditions of the particular transactions and agreements relating thereto. Any Person or Entity that is required to File and serve a request for payment of an Administrative Claim and fails to timely File and serve such a request shall be forever barred, estopped and enjoined from asserting such Administrative Claim or participating in Distributions on account thereof.

Unless otherwise ordered by the Bankruptcy Court, requests for payment of Administrative Claims (other than Claims for Professional Fees) must be Filed and served on the Liquidation Manager by the Administrative Claims Bar Date. The Liquidation Manager, in his sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Liquidation Manager or any other party with standing to object to a request for payment of an Administrative Claim shall have the right to object to any Administrative Claim by the Administrative Claims Objection Deadline or the Professional Fees Objection Deadline, as may be applicable, subject to extensions from time to time by the Bankruptcy Court, and must File and serve such an objection on the appropriate parties, including the claimant. Unless the Liquidation Manager or another party with standing objects to an Administrative Claim, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Liquidation Manager or another party with standing objects to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, submit the matter to the Bankruptcy Court for a determination of whether an Administrative Claim should be allowed, and if so, in what amount.

The Distributions to Holders of Allowed Administrative Claims under this section shall be in full and complete satisfaction, settlement and release of, and in exchange for, such Allowed Administrative Claims.

4.2 Professional Fees

Notwithstanding any other provision of this Plan, any Professional seeking an award by the Bankruptcy Court of an Allowed Administrative Claim on account of Professional Fees incurred through and including the Effective Date under sections 327, 328, 329, 330, 331 or 503(b) of the Bankruptcy Code shall File a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through and including the Effective Date and serve such a final application on the Liquidation Manager no later than the Professional Fees Bar Date. If the Liquidation Manager or any other party with standing objects to such a request, such objecting party shall File and serve on the appropriate parties such objection no later than the Professional Fees Objection Deadline, and the fee application shall be scheduled for hearing to consider and resolve the objection at the Bankruptcy Court’s earliest convenience.

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Nothing herein shall preclude any Professional from filing an application seeking an interim allowance of Professional Fees by the Bankruptcy Court under the applicable Bankruptcy Rules. To the extent that an award of Professionals Fees is granted by the Bankruptcy Court, on, or as soon as reasonably practicable after (i) the Effective Date, if such Administrative Claim on account of Professional Fees is an Allowed Administrative Claim as of the Effective Date, or (ii) the date on which such Administrative Claim for Professional Fees becomes an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim for Professional Fees shall receive in full settlement, satisfaction and release of, and in exchange for, such Allowed Administrative Claim, Cash in an amount equal to the unpaid amount of such Allowed Administrative Claim.

The Liquidation Manager may pay the charges incurred by Debtor’s Advisors on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including fees and expenses related to the preparation of the Debtor’s Advisors’ fee applications) without application to, or approval of, the Bankruptcy Court.

4.3 Priority Tax Claims

At the sole option of the Debtor or the Liquidation Manager, as the case may be, each Holder of an Allowed Priority Tax Claim shall receive (a) the treatment provided by section 1129(a)(9)(C) of the Bankruptcy Code, or (b) such other less favorable treatment as may be agreed upon between the Holder of such an Allowed Priority Tax Claim and the Debtor or the Liquidation Manager. The Distributions and other treatment afforded to Holders of Allowed Priority Tax Claims under this section shall be in full and complete satisfaction, settlement and release of, and exchange for, such Allowed Claims. The treatment afforded to Holders of Allowed Priority Tax Claims under this section satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 The Transfer of the FCMC Stock

On the Effective Date, subject to the satisfaction or waiver of all conditions precedent to confirmation and the occurrence of the Effective Date set forth in Article VIII hereof, the FCMC Stock shall be transferred, pursuant to sections 363(b) and (f), 1123(a)(5)(D), and 1146 of the Bankruptcy Code, to the Holders of Allowed Interests free and clear of all liens, claims, rights of third parties, interests and encumbrances. Simultaneously with the transfer of the FCMC Stock to the Holders of Allowed Interests, FCMC shall deliver the FCMC Sale Payment to the Debtor and Axon shall deliver the Guaranty to the Debtor. The proceeds received by the Debtor from the FCMC Sale Payment shall be used to pay the Liquidation Manager, Allowed Administrative Claims to the extent not otherwise paid, the Distributions to Holders of Allowed Claims and the additional costs of winding down the Debtor and the Estate.

5.2 Continued Corporate Existence; Dissolution

Subject to approval of the Bankruptcy Court, the Debtor shall select the Person or Entity that shall serve as the Liquidation Manager. The identity of the Person or Entity that the Debtor proposes to serve as the Liquidation Manager shall be Filed in a notice no less than ten (10) days prior to the Confirmation Hearing. On the Effective Date, the Liquidation Manager shall be appointed and succeed to the Debtor’s authority and power. On and after the Effective Date, the Liquidation Manager shall implement the terms of this Plan and liquidate the Assets of the Debtor. The Debtor shall continue to exist after the Effective Date solely for the purposes of (i) satisfying its obligations under this Plan and (ii) winding-down its affairs, including the liquidation of the Estate and the dissolution of the Debtor, in accordance with applicable law and pursuant to the Debtor’s applicable organizational documents.

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The costs of maintaining the Debtor’s corporate existence, liquidating the Estate and dissolving the Debtor after the Effective Date, as provided herein, shall be paid by the Estate. Any costs or obligations incurred by the Debtor after the Confirmation Date, including but not limited to any tax obligations that may arise from the investment of the FCMC Sale Payment and the Assets, shall be paid from the FCMC Sale Payment and the Assets, and the Liquidation Manager shall have no personal liability therefore.

The Debtor, subject to the management of the Liquidation Manager, shall remain in existence until all value of the Estate is distributed in accordance with the terms hereof. Thereafter, and in accordance with Section 303 of the Delaware General Corporation Law, the Debtor shall file a certificate of dissolution with the Secretary of the State of Delaware and, subject to section 103(d) of the Delaware General Corporation Law, such certificate shall become effective upon filing, and the Debtor shall be deemed dissolved under Delaware law without the necessity for any other or further actions to be taken by or on behalf of the Debtor, its directors or shareholders.

5.3 Deregistration of the Interests of the Debtor and Restrictions on Transferability of FCMC Stock

On the Effective Date, the Debtor shall file a Form 8-K with the Securities and Exchange Commission disclosing the occurrence of the Effective Date of the Plan, and the Liquidation Manager shall take such other actions as are necessary to de-register the Interests that are cancelled pursuant to the Plan.

Any certificates representing the FCMC Stock issued to Interest Holders will contain restrictive legends that provide, among other things, that the FCMC Stock has not been registered under the Securities Act of 1933 or the securities laws of any state. Moreover, the governing documents of FCMC to the extent necessary will be amended to provide that by accepting the FCMC Stock, Interest Holders are deemed to have represented to FCMC that the FCMC Stock was acquired for investment purposes and not with a view to distribution or resale. The FCMC Stock may thereafter be registered, in which case all required public filings will promptly be filed.

5.4 Retention of the Debtor’s Records

As soon as practicable after the Effective Date, and at the expense of the Estate, the Liquidation Manager shall (a) provide for the retention and storage of the Debtor’s books, records and files until such time as the Liquidation Manager determines in good faith, after taking into account the applicable law governing the retention of such books, records and files and the Debtor’s needs, as the case may be, for such books, records and files in connection with the administration of the Debtor, that such retention is no longer necessary or required and (b) file a notice informing the Bankruptcy Court of the location at which such books, records and files are being stored.

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5.5 Operations of the Debtor

The Debtor shall continue to operate as a debtor-in-possession during the period from the Confirmation Date through the Effective Date. After the Effective Date, the Debtor, subject to the oversight of the Liquidation Manager, shall perform only the actions authorized in this Plan.

5.6 Sources of Cash for Plan Distributions and to Pay Liquidation Costs; Post-Effective Date Reserves

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary to fund the consummation of this Plan, including Distributions pursuant to this Plan and Liquidation Costs shall be provided from the proceeds of the FCMC Sale Payment and any other Assets. On and after the Effective Date, the Liquidation Manager shall establish and maintain appropriate Post-Effective Date Reserves to pay the Liquidation Costs.

5.7 Corporation Action

On the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects (subject to the provisions of this Plan and the Confirmation Order). All matters provided for in this Plan involving the corporate structure of the Debtor, and corporate action required by the Debtor in connection with this Plan and the Confirmation Order, shall be deemed to have occurred and shall be in effect, without any requirement of further action by Holders of Interests or the directors of the Debtor.

5.8 Investments

On and after the Effective Date, all Cash held by the Liquidation Manager shall be invested in FDIC insured checking accounts, saving deposit accounts or certificates of deposit.

5.9 Liquidation Manager

The salient terms of the Liquidation Manager’s employment are set forth in the Liquidation Manager Agreement. In general, the Liquidation Manager shall act for the Claim Holders in a fiduciary capacity as applicable to a board of directors, subject to the provisions hereof. On and after the Effective Date, the duties and powers of the Liquidation Manager shall include the following, but in all cases shall be subject to and consistent with the terms hereof:

(a)                to exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtor with the like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, that the Liquidation Manager deems appropriate;

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(b)               to maintain accounts, establish and maintain post-Effective Date Reserves, make Distributions, and take other actions consistent with this Plan and the implementation hereof;

(c)                to collect and liquidate all Assets pursuant to this Plan and to administer the winding-down of the affairs of the Debtor;

(d)               to object to the allowance of any Claims, including filing motions to estimate Claims pursuant to section 7.3 hereof, and to compromise or settle any Claims without supervision or approval of the Bankruptcy Court, and free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules;

(e)                to make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Manager and to pay from Cash on hand, the fees and charges incurred by the Liquidation Manager on or after the Effective Date for such professionals, employees and consultants relating to the winding down of the Debtor and implementation of this Plan without application to the Bankruptcy Court; provided, however that if the Liquidation Manager and such professional, employee or consultant cannot agree on such fees and expenses, the Liquidation Manager shall apply to the Bankruptcy Court for approval of such fees and expenses;

(f)                 if necessary or appropriate, to seek a determination of tax liability under section 505 of the Bankruptcy Code and to pay taxes, if any, related to the Debtor;

(g)               to take all other actions not inconsistent with the provisions of this Plan which the Liquidation Manager deems reasonably necessary or desirable with respect to the administration of this Plan;

(h)                to make all Distributions to Holders of Allowed Claims and Holders of Allowed Interests provided for or contemplated by this Plan; provided, however that no Distributions shall be made on any Claim not Allowed pursuant to a Final Order or this Plan until the expiration of the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be;

(i)                  to invest Cash in accordance with the terms of this Plan;

(j)                 to enter into any agreement or execute any document required by or consistent with this Plan and perform all of the Debtor’s obligations thereunder;

(k)              to abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Liquidation Manager’s choice, any Assets that he concludes are of little or no benefit to the Estate;

(l)                  to preserve documents of the Debtor as necessary for the pursuit of Causes of Action and as necessary to wind-down the affairs of the Debtor, and to abandon and/or destroy documents upon a determination by the Liquidation Manager that the retention of the documents are no longer necessary or beneficial to the Estate;

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(m)              to prosecute and/or settle the Causes of Action and exercise, participate in or initiate any proceedings before the Bankruptcy Court or any other court of competent jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other non-judicial proceeding and to litigate or settle such Causes of Action on behalf of the Debtor and pursue such actions to settlement or judgment;

(n)                to file voluntary petitions under any chapter of the Bankruptcy Code on behalf of the Debtor’s subsidiaries as deems to be necessary or advisable;

(o)               to purchase and maintain all insurance policies and pay all insurance premiums and costs that he deems to be necessary or advisable;

(p)               to implement and/or enforce all provisions of this Plan; and

(q)               to collect and liquidate all Assets pursuant to this Plan, and subject to Bankruptcy Court approval to the extent required herein and/or in the Confirmation Order, and administer the winding-down of the affairs of the Debtor, including prosecuting the entry of a Final Decree in the Chapter 11 Case.

The Liquidation Manager shall be the successor to the Debtor and the Estate for all purposes under sections 1123, 1129 and 1145 of the Bankruptcy Code and with respect to all Causes of Action and other litigation-related matters. The Liquidation Manager shall succeed to the attorney-client privilege of the Debtor and the Estate with respect to all Causes of Action and other litigation-related matters, and the Liquidation Manager may waive the attorney-client privilege with respect any Causes of Action, litigation-related matters, or portion thereof, in the Liquidation Manager’s discretion. The Liquidation Manager may be substituted as the party litigant in all pending adversary proceedings and contested matters that involve the Debtor. The Liquidation Manager shall not, however, have any personal liability for any of the obligations of the Debtor.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1 Assumption and Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except as otherwise provided in this Plan or in any contract, instrument, release or other agreement or document entered into in connection with this Plan, each of the prepetition executory contracts and unexpired leases, if any, to which the Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, is rejected or assumed by the Debtor effective on and subject to the occurrence of the Effective Date.

For purposes of subsections (a) and (b) of section 365 of the Bankruptcy Code, this Plan shall constitute a motion seeking rejection of all executory contracts and unexpired leases to which the Debtor is a party and which are not listed on Exhibit 2 hereto as contracts and unexpired leases which are specifically excepted from rejection. Entry of the Confirmation Order shall, subject to and effective upon the occurrence of the Effective Date, constitute approval of the assumptions and/or rejections described in this Article VI pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

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6.2 Bar Date for Claims Based on Rejection of Executory Contracts and Unexpired Leases

Subject to and effective upon the occurrence of the Effective Date, if the rejection of an unexpired lease or executory contract by the Debtor, pursuant to this Plan, results in damages to the other party or parties to such lease or contract, a claim for such Rejection Damages shall be forever barred and shall not be enforceable against the Debtor or the Estate unless a Proof of Claim is Filed and served upon counsel to the Debtor within thirty (30) days of the date of the Debtor’s service of a notice of entry of the Confirmation Order on such party or parties(the “Rejection Claims Bar Date”). Unless otherwise ordered by the Bankruptcy Court, all Rejection Claims which are timely filed by the Rejection Claims Bar Date shall constitute, and shall be treated as, Allowed Class 4 General Unsecured Claims, but only to the extent that such Rejection Claims are Allowed Claims.

6.3 Rejection of Indemnification Obligations

The obligations of the Debtor, if any, to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person’s or Entity’s service in such capacity, or as a director, officer, or employee of any other corporation or legal entity, to the extent provided in the Debtor’s constituent documents, by a written agreement with the Debtor (other than the Indemnification Agreement which is addressed by section 6.4 hereof) or the applicable law of the Debtor’s jurisdiction of incorporation or organization, shall be deemed and treated as an executory contract that is rejected by the Debtor pursuant to this Plan and sections 365 and 1123(b)(2) of the Bankruptcy Code as of the Effective Date; provided, however, that such rejection shall not impair any Person’s right to applicable insurance coverage or to make a claim pursuant to the Indemnification Agreement.

6.4 Rejection of Debtor’s Obligations Under the Indemnification Agreement

Subject to and effective upon the occurrence of the Effective Date, the Debtor hereby rejects the Indemnification Agreement pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code. As a result, the Debtor’s continuing obligations thereunder will cease as of the Effective Date. The rejection of the Indemnification Agreement hereunder shall not affect the funds currently held by the Wilmington Trust Company (in its capacity as Trustee under the Indemnification Agreement) or the obligations of the remaining parties to the Indemnification Agreement, which shall continue until the expiration of the Indemnification Agreement by its terms.

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ARTICLE VII
PROVISIONS REGARDING DISTRIBUTIONS

7.1 Manner of Payment Under this Plan

Distributions of Cash made pursuant to this Plan shall be made, at the option and the sole discretion of the Liquidation Manager, by check drawn on, or by wire transfer from, a domestic bank selected by the Liquidation Manager.

7.2 Objections to Claims

All objections to Claims shall be filed by the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be, or shall be forever barred.

7.3 Estimation of Claims

The Debtor (prior to the Effective Date) or the Liquidation Manager (on and after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount shall constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim asserted by any Person or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (prior to the Effective Date) or the Liquidation Manager (on and after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in this Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

The Holder of a Disputed Claim that is estimated by the Bankruptcy Court pursuant to this section 7.3 shall not be entitled to any subsequent reconsideration or upward adjustment of the maximum allowable amount of such Claim as a result of any subsequent adjudication or an actual determination of the Allowed amount of such a Disputed Claim or otherwise, and the Holder of such a Claim shall not have recourse to the Debtor, the Liquidation Manager, or any of the assets of the foregoing in the event the allowed amount of the Holder’s Claim is at any time later determined to exceed the estimated maximum allowable amount.

7.4 Distribution On Account of Allowed Administrative Claim and Allowed Secured Claims

Except as provided in this Plan or as may be ordered by the Bankruptcy Court, the Liquidation Manager shall make Distributions on account of Allowed Administrative Claims and Allowed Secured Claims as soon as practicable after the later of (i) the Effective Date with respect to such Claims that are Allowed Claims on the Effective Date, and (ii) the date upon which any such Claim becomes an Allowed Claim.

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7.5 Distributions on Account of Allowed General Unsecured Claims

The Liquidation Manager shall not make Distributions on account of Allowed General Unsecured Claims until after all Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Claims and Liquidation Costs have been paid, unless the Liquidation Manager determines an earlier Distribution is appropriate.

7.6 Delivery of Distributions; Undeliverable, Unclaimed and Returned Distributions

In order to determine the actual names, addresses and tax identification numbers of the Claim Holders, the Liquidation Manager shall be entitled to conclusively rely on the names, addresses and tax identification numbers set forth in the most recent Proof of Claim, request for Administrative Claim, pleading, notice of appearance, or written change of address Filed. If a Claim Holder has not Filed any of the foregoing documents, the Liquidation Manager shall be entitled to rely on the names, addresses and tax identification numbers reflected in the applicable Schedules or, if more recent, contained in the Debtor’s records.

If any Distribution or payment to a Holder of an Allowed Claim is returned to the Debtor or the Liquidation Manager as undeliverable, no further Distributions or payments shall be made to such Holder, and such Holder shall not be entitled to any further Distributions or payments, unless and until the Liquidation Manager is notified in writing of such Holder’s then current address. If any check issued to a Claim Holder in respect of a Distribution remains outstanding for more than ninety (90) days following the date of mailing of such check, no further Distributions or payments shall be made to such Claim Holder, the check shall be voided by the Debtor or the Liquidation Manager, as applicable, and such Claim Holder shall not be entitled to any further Distributions or payments. Nothing contained in the Liquidation Management Agreement or this Plan shall require the Debtor, the Liquidation Manager or any of their respective agents, employees, attorneys or professionals to attempt to locate any Claim Holder.

Notwithstanding anything in this Plan to the contrary, any beneficiary of an undeliverable Distribution who does not assert an entitlement to such Distribution before ninety (90) days after the later of (i) the Effective Date, and (ii) the date of the mailing of the undeliverable Distribution shall (a) forfeit its undeliverable Distribution, (b) have its remaining unpaid Claim disallowed and released, and (c) be forever barred from asserting such Claim against the Debtor, the Estate, the Liquidation Manager and each of their respective professionals, representatives, agents and employees.

If any party fails to provide the Debtor or the Liquidation Manager with a requested taxpayer identification number within sixty (60) days of the date of mailing of such request, such failure shall (i) be deemed a waiver of such party’s right to Distributions under this Plan, (ii) result in such party’s remaining unpaid Claim being disallowed and released, and (iii) result in such party being forever barred from asserting any such Claim against the Debtor, the Estate, the Liquidation Manager and each of their respective professionals, representatives, agents and employees.

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7.7 Timing of Distributions

Any payment or Distribution described as being made on the Effective Date shall be made on the Effective Date or as soon thereafter as practical.

7.8 De Minimis Distribution Provisions

Notwithstanding anything to the contrary contained in this Plan, the Liquidation Manager shall not be required to distribute, and shall not distribute, Cash to the Holder of an Allowed Claim if the amount of Cash to be distributed on account of such Claim is less than $50.00. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50.00 shall have such Claim disallowed and released and shall be forever barred from asserting any such Claim against the Debtor, the Estate, the Liquidation Manager and any of their respective property.

7.9 Effect of Distribution Record Date for Interest Holders

At the close of business on the Distribution Record Date, the transfer register for any Interests shall be closed for the purpose of Distribution, and there shall be no further changes in the record holders or Beneficial Holders of any Interests. Neither the Debtor nor the Liquidation Manager shall have any duty to recognize the transfer of, or the sale of any interest in, any Interest occurring after the close of business on the Distribution Record Date and they shall be entitled for all purposes relating to this Plan to recognize, distribute to and deal with only those Interest Holders stated on the transfer books and records maintained by the record holders as of the close of business on the Distribution Record Date.

7.10 Disputed Claims

No Distribution shall be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount and nature of such Allowed Claim is determined by a Final Order, by this Plan, by a stipulation between the Debtor and the Holder of the Claim that is executed prior to the Effective Date and that has been approved by the Bankruptcy Court, or by a stipulation between the Liquidation Manager and the Holder of the Claim that is executed after the Effective Date. No Distribution shall be made on account of a Disallowed Claim at any time.

7.11 Prosecution of Objections to Claims

After the Effective Date, the Liquidation Manager shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment objections to any Claims, and may settle or compromise any Disputed Claim without the approval of the Bankruptcy Court. All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such Claims would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the Liquidation Manager chooses to determine, resolve or adjudicate in the Bankruptcy Court any Disputed Claims arising in the Chapter 11 Case.

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7.12 Bar Date for Objections to Claims

Unless a different time is set by a Final Order of the Bankruptcy Court, all objections to Claims must be Filed by the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be; provided, however, that no such objections may be Filed against any Claim after the Bankruptcy Court has determined that such a Claim is an Allowed Claim unless the order which allows such Claim(s) is vacated, modified or reversed, on appeal or otherwise, or reserves the right to assert subsequent objections. The failure by any party in interest, including the Debtor, to object to any Claim prior to the commencement of the Confirmation Hearing shall not be deemed a waiver of the right of any such party’s right to object thereafter to such Claim, in whole or in part, or to thereafter seek estimation of such Claim for any purpose.

7.13 Claims Filed After the Confirmation Date

Any Claim Filed after the Confirmation Date, other than Claims for Professional Fees, Administrative Claims, Claims Filed in response to amendments to the Schedules that were not required to be Filed prior to the Confirmation Date, or Rejection Claims that were not required to be Filed prior to the Confirmation Date, shall be deemed disallowed and expunged without any action on the part of the Liquidation Manager, unless the post-Confirmation Date filing of such Claim has been authorized by a Final Order and the filing of such Claim is in compliance with such order. In the event of a post-Confirmation Date filing that is duly authorized and timely, the Liquidation Manager shall have until (a) the date set forth in a Final Order for objecting to such Claim, (b) the later of one hundred and eighty (180) days following the Effective Date or forty-five (45) days following the date on which the Claim was Filed, or (c) such later date to object to such Claim as may be requested for cause shown and authorized by a Final Order.

7.14 Amendment to Claims After the Confirmation Date

After the Confirmation Date, a Claim may not be amended without the authorization of the Bankruptcy Court. Even with such Bankruptcy Court authorization, a Claim may be amended by the Holder of such Claim solely to decrease, but not to increase, the amount or priority of such Claim. Unless otherwise provided herein, any amended Claim that is Filed after the Confirmation Date that does not comply with the terms herein shall be deemed disallowed and expunged without any action on the part of the Liquidation Manager.

7.15 Direction to Parties

From and after the Confirmation Date, the Debtor or the Liquidation Manager, as applicable, may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver, or to join in the execution or delivery, of any instrument required to effect a transfer of property required under this Plan, and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of this Plan, pursuant to section 1142(b) of the Bankruptcy Code.

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7.16 Setoffs and Recoupments

The Debtor or the Liquidation Manager, as applicable, may to the extent permitted under applicable law, setoff or recoup against any Allowed Claim and the Distribution on account of such Allowed Claim (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtor or the Liquidation Manager may hold against the Holder of such Allowed Claim; provided however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or a release by the Debtor or the Liquidation Manager of any such claims, rights and Causes of Action that the Debtor or the Liquidation Manager may possess against such Holder.

7.17 No Recourse

No Holder of any Disputed Claim that becomes an Allowed Claim in any applicable Class shall have recourse against the Liquidation Manager, the Debtor, the Estate or any other Holder of an Allowed Claim or any of their respective professionals, consultants, agents, advisors, officers, directors or members or their successors or assigns, or any of their respective property, if the Cash allocated to such Class and not previously distributed is insufficient to provide a Distribution to such Holder in the same proportion to that received by other Holders of Allowed Claims in such Class. However, nothing in this Plan shall modify any right of a Holder of a Claim under section 502(j) of the Bankruptcy Code.

7.18 No Distribution in Excess of Allowed Amount of Claim

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of any such Claim any Distribution in excess of the Allowed amount of such Claim.

ARTICLE VIII
CONDITIONS PRECEDENT TO
CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

8.1 Condition Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that (i) all provisions, terms and conditions of this Plan shall have been approved in the Confirmation Order or waived by the Plan Proponents pursuant to the provisions of section 8.3 below, and (ii) the Confirmation Date shall have occurred no later than July 24, 2012.

8.2 Conditions Precedent to the Occurrence of the Effective Date

Unless otherwise waived pursuant to the provisions of section 8.3 below, the following are conditions to the occurrence of the Effective Date:

i.                     the Confirmation Order shall have been approved by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court, shall not have been modified without the consent of the Plan Proponents, shall not be subject to a pending motion Filed pursuant to section 1144 of the Bankruptcy Code and shall have become a Final Order;

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ii.                   there shall not be in effect any order, law or regulation staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Plan; and

iii.                  all other actions and documents necessary to implement the provisions of this Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

8.3 Waiver of Conditions

The Plan Proponents may waive the condition precedent to Confirmation of this Plan set forth in section 8.1 above and the conditions precedent to occurrence of the Effective Date set forth in section 8.2 above, at any time, without notice, without leave or an order of the Bankruptcy Court.

8.4 Effect of Non-Occurrence of Conditions Precedent to the Effective Date

If the conditions precedent to occurrence of the Effective Date have not been satisfied or waived in accordance with this Article VIII on or before the first Business Day that is more than sixty (60) days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on a motion by the Debtor made prior to the time that all of the conditions precedent have been satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order and the Confirmation Order shall be of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in this Article VIII are either satisfied or waived, in accordance with the terms hereof, prior to the entry by the Bankruptcy Court of an order granting the relief requested in such motion.

If the Confirmation Order is vacated, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (a) constitute a waiver or a release of any Claims by or against the Debtor or any Interests in the Debtor; (b) prejudice in any manner the rights of the Debtor; or (c) constitute an admission, an acknowledgement, an offer or an undertaking by the Debtor in any respect.

ARTICLE IX
EFFECTS OF CONFIRMATION

9.1 Binding Effect

On and after the Confirmation Date, and subject to the occurrence of the Effective Date, the provisions of this Plan shall bind any Holder of a Claim, Interest or Option and their respective successors and assigns, whether or not the Claim, Interest or Option of such Holder is Impaired under this Plan, whether or not such Holder has voted to accept this Plan, and whether or not such Holder will receive a Distribution.

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9.2 Assets Re-Vest in the Debtor

On the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, all of the property of the Estate shall re-vest in the Debtor. On and after the Effective Date, the liens in favor of The Huntington National Bank, as administrative agent for the benefit of itself as a lender and for the other Legacy Lenders shall continue in full force and effect on Pledged Assets of the Debtor in connection with the Legacy Debt only. On and after the Effective Date, the Debtor, subject to the management of the Liquidation Manager, may operate free of any restrictions imposed by the Bankruptcy Code and, in all respects, as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

9.3 Preservation of Causes of Action; Standing of the Liquidation Manager

Except as otherwise provided in this Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Liquidation Manager shall retain and may exclusively enforce any Claims, rights and Causes of Action, including all Causes of Action under chapter 5 of the Bankruptcy Code, that the Debtor or the Estate may hold against any Person or Entity. The Liquidation Manager may pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of Creditors. A list of retained claims, rights and Causes of Action that the Liquidation Manager shall retain and may exclusively enforce is annexed hereto as Exhibit 3.

ARTICLE X
RELEASES, EXCULPATION AND INJUNCTION AGAINST
INTERFERENCE WITH THE PLAN

10.1 Limited Releases and Exculpation.

AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE RELEASEES SHALL HAVE OR INCUR LIABILITY FOR, AND ARE RELEASED HEREBY FROM ANY OBLIGATION OR CLAIM TO ONE ANOTHER, TO ANY HOLDER OF A CLAIM OR INTEREST, OR ANY OTHER PARTY IN INTEREST, OR PERSON OR ENTITY, FOR ANY ACT OR OMISSION THAT OCCURRED ON OR BETWEEN THE PETITION DATE AND THE CONFIRMATION DATE IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF THE CHAPTER 11 CASE, THE ADMINISTRATION OF THE DEBTOR’S ESTATE, THE FORMATION, NEGOTIATION AND/OR PURSUIT OF CONFIRMATION OF THIS PLAN, ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED IN CONNECTION WITH THIS PLAN, OR THE CONSUMMATION OF THIS PLAN, EXCEPT FOR GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, AND EACH RELEASEE SHALL IN ALL RESPECTS BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES (IF ANY UNDER THIS PLAN); PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY

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POST-EFFECTIVE DATE OBLIGATIONS OF ANY PERSON OR ENTITY UNDER THIS PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED TO IMPLEMENT THIS PLAN, AND THE FOREGOING RELEASE DOES NOT RELEASE THE PERSONAL LIABILITY OF ANY OF THE RELEASEES FOR ANY STATUTORY VIOLATION OF APPLICABLE TAX LAW OR BAR ANY RIGHT OF ACTION ASSERTED BY A GOVERNMENTAL TAXING AUTHORITY AGAINST THE AFOREMENTIONED RELEASEES FOR ANY STATUTORY VIOLATION OF APPLICABLE TAX LAWS. EXPECT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, UPON THE EFFECTIVE DATE, THE RELEASEES ARE EACH GRANTED THE PROTECTIONS AND BENEFITS OF SECTION 1125(E) OF THE BANKRUPTCY CODE; PROVIDED, FURTHER, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT CONSTITUTE A RELEASE BY HOLDERS OF ALLOWED CLAIMS, ALLOWED INTERESTS AND OPTIONS OF ANY CLAIMS THAT THEY MAY HAVE AGAINST PERSONS AND ENTITIES AS CO-OBLIGORS ON THE DEBTOR’S DEBTS. NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY CONTAINED IN THE DISCLOSURE STATEMENT, THIS PLAN, AND/OR THE CONFIRMATION ORDER, NO PROVISION SHALL RELEASE ANY NON-DEBTOR, INCLUDING ANY CURRENT AND/OR FORMER OFFICER AND/OR DIRECTOR OF THE DEBTOR, FROM LIABILITY TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH ANY LEGAL ACTION OR CLAIM BROUGHT BY SUCH GOVERNMENTAL UNIT AGAINST SUCH PERSON(S).

10.2 Rights Limited by the Plan; Injunction.

AS OF THE EFFECTIVE DATE, EXCEPT AS EXPRESSLY PROVIDED IN THIS PLAN, ALL PERSONS AND ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN RELEASED PURSUANT TO SECTIONS 3.3 AND 10.1 HEREOF OR PURSUANT TO AN ORDER OF THE BANKRUPTCY COURT; OR (2) ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 10.1 HEREOF (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN SECTION 10.1 HEREOF) ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY

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PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH A HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING ANY INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THIS PLAN; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE INJUNCTION SET FORTH ABOVE DOES NOT ENJOIN THE PROSECUTION OF ANY CLAIMS THAT HOLDERS OF ALLOWED CLAIMS MAY HAVE AGAINST PERSONS AND ENTITIES AS CO-OBLIGORS ON THE DEBTOR’S DEBTS.

ARTICLE XI
RETENTION OF JURISDICTION

11.1 General Scope of Jurisdiction

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, this Plan, the Confirmation Order, the Liquidation Management Agreement and the Chapter 11 Case to the fullest extent permitted by law, including without limitation such jurisdiction as is necessary to ensure that the purposes and intent of this Plan are carried out.

11.2 Claims and Causes of Action

The Bankruptcy Court shall retain jurisdiction (a) to classify, resolve objections to, determine the allowance or disallowance, or estimate pursuant to section 502(c) of the Bankruptcy Code all Claims against, and Interests in, the Debtor and (b) to adjudicate and enforce all Causes of Action asserted by the Debtor or the Liquidation Manager.

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11.3 Specific Jurisdiction

Without in any way limiting the scope of the Bankruptcy Court’s retention of jurisdiction over the Chapter 11 Case as otherwise set forth herein, the Bankruptcy Court shall retain jurisdiction for the following specific purposes:

(a)                to hear and determine any applications or motions pending on the Effective Date for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease and to hear and determine, and, if need be, the allowance or disallowance of Claims resulting therefrom;

(b)               to hear and determine any motion, adversary proceeding, application, contested matter, and other litigated matter arising in or related to the Chapter 11 Case pending on or commenced after the Confirmation Date;

(c)                to ensure that Distributions to Holders of Allowed Claims are accomplished as provided herein;

(d)               to hear and determine objections to Claims, including ruling on any and all motions to estimate Claims that are Filed pursuant to section 7.3 hereof;

(e)                to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

(f)                 to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(g)                to enter and enforce any order for the sale of Assets pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

(h)                to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(i)                  to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(j)                 to hear and determine any and all applications for allowances and payment of Professional Fees and the reasonableness of any Professional Fees authorized to be paid or reimbursed under the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(k)               to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Liquidation Manager Agreement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

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(l)                 to take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate this Plan or maintain the integrity of this Plan following consummation of this Plan;

(m)              to hear and determine other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                to hear and determine all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code Filed, or to be Filed, with respect to tax returns for any and all applicable periods);

(o)               to issue such orders in aid of execution of this Plan as may be authorized by section 1142 of the Bankruptcy Code;

(p)               to adjudicate all claims or controversies to a security or ownership interest in the Assets or in any proceeds thereof;

(q)               to resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X hereof and to enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

(r)                 to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against the Debtor arising under or in connection with this Plan;

(s)                to determine such other matters or proceedings as may be provided for under the Bankruptcy Code, the Bankruptcy Rules, other applicable law, this Plan or in any order or orders of the Bankruptcy Court, including but not limited to the Confirmation Order or any order which may arise in connection with this Plan or the Confirmation Order;

(t)                 to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code;

(u)                to recover all Assets, wherever located; and

(v)                to enter a Final Decree closing the Chapter 11 Case.

11.4 Failure of Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, declines to exercise, or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Case, including the matters set forth in this Article XI, this Article XI shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1 Revocation and Withdrawal of this Plan

The Plan Proponents reserve the right to revoke or withdraw this Plan at any time before entry of the Confirmation Order. If the Plan Proponents revoke or withdraw this Plan prior to the Confirmation Hearing, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed to be null and void as to the Estate. In such event, nothing contained in this Plan the Disclosure Statement or in any document relating to this Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtor or any Person or any Entity or to prejudice in any manner the rights of the Plan Proponents or any Person or any Entity in any proceeding involving the Plan Proponents.

12.2 Governing Law

Except to the extent the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, notwithstanding any conflicts of law principles, rules or laws to the contrary.

12.3 Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person or Entity.

12.4 Payment of Statutory Fees

On the Effective Date, and thereafter, as may be required until the entry of a Final Decree, the Debtor or the Liquidation Manager, as the case may be, shall pay all fees payable pursuant to section 1930 of Title 28 of the United States Code and section 3717 of Title 31 of the United States Code. In addition, the Liquidation Manager shall file post-confirmation quarterly reports in conformity with the U.S. Trustee guidelines until the entry of a Final Decree.

12.5 Substantial Consummation

On the Effective Date, this Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.6 Amendments

This Plan may be amended, modified, or supplemented by the Plan Proponents or the Liquidation Manager in the manner provided in section 1127 of the Bankruptcy Code or as otherwise permitted under applicable law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of Holders of Claims or Interests under this Plan, the Debtor or the Liquidation Manager may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

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12.7 Term of Injunctions or Stays

Unless otherwise provided in this Plan or an applicable order of the Bankruptcy Court, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

12.8 Section 1145 Exemption

Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act of 1933 nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, shall apply with respect to any security being offered, sold, or transferred under this Plan, including without limitation all shares of the FCMC Stock that are transferred to Holders of Allowed Interests pursuant to the consummation of the transactions embedded in the Share Exchange Agreement.

12.9 Section 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed, the consummation of the transactions embedded in the Plan (including but not limited to the transfer of the FCMC Stock to Holders of Allowed Interests), or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale or assignments executed in connection with any disposition of the Assets contemplated by this Plan (including real and personal property) shall not be subject to any stamp, real estate transfer, mortgage recording sales, use or similar tax. Pursuant to section 1146(a) of the Bankruptcy Code, the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

12.10 Compliance with Tax Requirements

In connection with this Plan, to the extent required by law, the Debtor, the Liquidation Manager or any agent thereof making Distributions shall deduct any federal, state or local withholding taxes from the Distributions and shall remit such taxes to the appropriate Governmental Unit on a timely basis. All Holders of Allowed Claims shall be required to provide any information reasonably requested in writing to effect the withholding of such taxes, and the Debtor, the Liquidation Manager or any agent thereof may withhold any Distribution absent the provision of such information or further order of the Bankruptcy Court. The Debtor, the Liquidation Manager and or any agent thereof shall reasonably cooperate with Claim Holders in demonstrating an exemption from any applicable withholding taxes. If the Holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirement of any Governmental Unit within sixty (60) days after the date of the first written notification by the Debtor, the Liquidation Manager or any agent thereof to the Holder of the Claim of the need for such information, then such Holder’s Distribution shall be treated as an unclaimed Distribution in accordance with section 7.6 hereof.

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12.11 Further Actions

Each of the Debtor and the Liquidation Manager shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of this Plan.

12.12 Further Assurances

The Debtor, the Liquidation Manager, all Holders of Claims, all Holders of Interests and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

12.13 Severability of Plan Provisions

If, prior to entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then shall be applicable as altered or interpreted. Notwithstanding any such holding, alternation, or interpretation, the remainder of the terms of this Plan shall remain in full force and effect and in no way shall be affected, impaired or invalidated by such holding, alternation or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.14 Post-Effective Date Service of Documents on the Debtor and the Liquidation Manager

On and after the Effective Date, any pleading, notice or other document required by this Plan to be served on or delivered to the Debtor or the Liquidation Manager shall be sent by first class mail, postage prepaid or reliable overnight courier (e.g. Federal Express) to the Liquidation Manager. No later than five (5) calendar days after the occurrence of the Effective Date, the Liquidation Manager shall File a notice containing his mailing address and mail such a notice via first class mail, postage prepaid, to all parties that Filed a request to receive notices pursuant to Bankruptcy Rule 2002 in the Chapter 11 Case.

12.15 Notice of Effective Date

No later than five (5) calendar days after the occurrence of the Effective Date, the Liquidation Manager shall File a notice of the occurrence of the Effective Date and mail such a notice via first class mail, postage prepaid, to all parties that Filed a request to receive notices pursuant to Bankruptcy Rule 2002 in the Chapter 11 Case.

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12.16 Filing of Additional Documents

On or before the Effective Date, the Plan Proponents or the Liquidation Manager may File such agreements and documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

ARTICLE XIII
REQUEST FOR CONFIRMATION

The Plan Proponents request confirmation of this Plan under subsections (a) and (b) of section 1129 of the Bankruptcy Code.

Franklin Credit Holding Corporation

By:	/s/ Paul D. Colasono
Name: Paul D. Colasono
Title: EVP, Chief Financial Officer

Franklin Credit Management Corporation

By:	/s/ Kevin P. Gildea
Name: Kevin P. Gildea
Title: EVP, Chief Legal Officer and Secretary

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